Exhibit 4.6

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY BORROWER OF AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

                                 DECORIZE, INC.
               SECOND AMENDED AND RESTATED SECURED PROMISSORY NOTE

$750,000.00                             Springfield, Missouri ____________, 2005

         FOR VALUE RECEIVED, the undersigned, Decorize, Inc., a Delaware corporation (herein called "Borrower"), hereby promises to pay to the order of SRC Holdings Corporation, a Missouri corporation (herein called "Lender"), the principal sum of Seven Hundred Fifty Thousand and NO/100 Dollars ($750,000.00), together with interest on the unpaid principal balance thereof as hereinafter set forth in this Note. Both principal and interest are payable as herein provided in lawful money of the United States of America at the address provided by Lender for purposes of payment, or at such other place as from time to time may be designated by the holder of this Note.

         This Note is issued in replacement of and substitution for that certain First Amended and Restated Secured Promissory Note in the original principal amount of $750,000, which was issued on September 30, 2004 (the "First Amended Note"), which in turn was issued in replacement and substitution for that certain Secured Line of Credit Promissory Note in the original principal amount of up to $500,000, which was issued on April 29, 2004 (the "Original Note"). Upon issuance of this Note, the First Amended Note shall be of no further force or effect, and shall be deemed amended and restated in its entirety by this Note. Accordingly, this Note is entitled to the benefits of and restrictions imposed upon the First Amended Note, and this Note (a) shall be deemed issued and delivered in conjunction with that certain Security Agreement dated April 29, 2004, entered into by and between Borrower and Lender in connection with the issuance of the Original Note (as from time to time supplemented, amended or restated, the "Security Agreement"), and is the "Note" as defined therein, and
(b) shall be secured by all of the Collateral (as such term is defined in the Security Agreement) of Borrower. Reference is hereby made to the Security Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

         This Note (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the Base Rate (as defined below) in effect on such day. The "Base Rate" of this Note shall be equal to the prime rate per annum, as published by the Wall Street Journal for any given day, plus one-half percent (.5%). Each change in the Base Rate shall become effective without prior notice to Borrower automatically as of the
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opening of business on the date of such change in the Base Rate. Upon the occurrence of an Event of Default, all past due principal of and past due interest under this Note shall bear interest on each day outstanding at a rate per annum equal to the Base Rate plus three percent (3%) (the "Default Rate"). If any Event of Default is cured by Borrower or waived by Lender, the Default Rate shall not apply for any period following such cure or waiver, as applicable. Notwithstanding anything to the contrary in this paragraph, in no event shall the Base Rate or the Default Rate exceed the Highest Lawful Rate (as defined below), and if at any time either of those rates exceed the Highest Lawful Rate, then such rate shall be deemed modified to equal the Highest Lawful Rate, for so long as such rate exceeds the Highest Lawful Rate.

         Interest payments on the unpaid principal balance of this Note shall be made in monthly installments over the term of this Note on the 1st day of each calendar month, commencing on February 1, 2005. All payments made under this Note shall be applied first to costs of enforcement or collection of this Note (if any), second, to accrued but unpaid interest, and third, to outstanding principal. The outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full upon demand by Lender at any time after issuance of this Note.

         It is the intention of the parties to comply with all applicable laws. Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Note, interest on the debt evidenced by this Note shall not at any time exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged or received under applicable law (the "Highest Lawful Rate"). Any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged, or received under this Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading in equal parts during the period of the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged, or received from Borrower or otherwise by the holder or holders hereof in connection with such indebtedness.

         For purposes of this Note, the following events shall constitute an "Event of Default":

                  (a) the default by Borrower in any required payment of principal of or interest on this Note; or

                  (b) Borrower breaches or otherwise fails to perform or observe any covenant or agreement that is set forth in this Note or in the Security Agreement; or

                  (c) the entry of a decree or order for relief by a court having jurisdiction in respect of Borrower in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, which is not vacated or dismissed within sixty (60) days, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or for any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

                  (d) the commencement by Borrower or any affiliate thereof of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy,

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

         insolvency or other similar law, or the consent by it to the appointment to or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

(e) if Borrower is liquidated or winds up its affairs; or

(f) the sale or liquidation of all or substantially all of the assets of Borrower; or
(g) if there is an event of default by Borrower, which is not cured within any applicable grace periods, under the Loan Agreement dated as of January 12, 2005, between Bank of America, N.A. ("Bank") and the Borrower (as amended, restated, substituted or replaced, the "Loan Agreement") or any security agreement, certificate, instrument or other agreement entered into by Borrower in connection with the Loan Agreement, including any of the foregoing entered into by any successor or substitute lender providing a facility in replacement or confirmation of that set forth in the Loan Agreement; or

(h) if Lender is still required to guaranty Borrower's performance of its obligations under the Loan Agreement as of June 30, 2006, and Lender continues to do so after such date in accordance with Bank's requirements (a "Guaranty Extension").

         Upon the occurrence of an Event of Default, then, and in every such case, the holder of this Note may declare the principal of this Note, together with all accrued and unpaid interest thereon to be due and payable immediately, and the same shall become and be due and payable, without presentment, demand, protest, notice of intent to accelerate or other notice of any kind all of which are expressly waived, and Lender may exercise all remedies available at law, in equity or hereunder.

         If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note, jointly and severally, agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

         Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

         THIS NOTE AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW), EXCEPT TO THE EXTENT THE SAME ARE GOVERNED BY APPLICABLE FEDERAL LAW. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Greene County, Missouri for the purpose of

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

any suit, action or other proceeding arising out of or based on this Note. Each party, to the extent applicable law permits, waives, and will not assert by way of motion, as a defense or otherwise, in any suit, action or proceeding brought in the above-named courts, any claim that (a) it is not subject personally to the jurisdiction of those courts, (b) the suit, action or proceeding is brought in an inconvenient forum, (c) the venue of the suit, action or proceeding is improper, or (d) any of these agreements and instruments, or their respective subject matter, may not be enforced in or by these courts.

         At any time upon three (3) days written notice to Borrower, Lender may in its sole discretion convert all or any portion of the outstanding balance of this Note, including accrued but unpaid interest hereon, into shares of common stock, $.001 par value, of Borrower (the "Common Stock") at a conversion price equal to $0.40 per share, subject to adjustment as set forth herein (the "Conversion Price"). Lender covenants and agrees that it shall not transfer this Note or any shares of Common Stock issued upon conversion of this Note ("Conversion Shares"), unless such securities are registered under the Act or unless an exemption from registration and qualification requirements is available under the Act and applicable state securities laws and Borrower has received an opinion of counsel satisfactory to it stating that such registration and qualification is not required. Lender understands that certificates representing the Conversion Shares shall bear the following legend, or a substantially similar legend, until such time as they have been registered under the Act or otherwise may be sold without volume or other limitations under Rule 144 promulgated under the Act:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

         If at any time after issuance of this Note (a) Bank exercises its rights to payment with respect to the guaranty made by Lender in connection with the Loan Agreement (the "Guaranty"), and as a result Lender pays Bank certain amounts in satisfaction of its obligations under the Guaranty, or (b) Lender makes a Guaranty Extension, then the Conversion Price shall automatically be reduced to an amount equal to the lesser of (i) the product of (A) 0.50 and (B) the Fair Market Value (defined below) of the Common Stock as of the date on which such default occurred, or (ii) $0.20 per share. For purposes of this Note, "Fair Market Value" of the shares of Common Stock as of a particular date shall mean:

                  (i) if the principal trading market for such securities is a national or regional securities exchange, the average closing price on such exchange for the twenty (20) trading days immediately prior to such date;

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

                  (ii) if sales prices for shares of Common Stock are reported by the Nasdaq National Market System or Nasdaq Small Cap Market (or a similar system then in use), the average last reported sales price for the twenty (20) trading days immediately prior to such date; or

                  (iii) if neither (i) nor (ii) above are applicable, and if bid and ask prices for shares of Common Stock are reported in the over-the-counter market by Nasdaq (or, if not so reported, by the National Quotation Bureau), the average of the high bid and low ask prices so reported for the twenty (20) trading days immediately prior to such date.

         Notwithstanding the foregoing, if there is no reported closing price, last reported sales price, or bid and ask prices, as the case may be, for the period in question, then the current market price shall be determined as of the latest twenty (20) trading day period prior to such day for which such closing price, last reported sales price, or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for thirty (30) or more days immediately prior to the day in question, in which case the current market price shall be determined in good faith by, and reflected in a formal resolution of, the Board of Directors of Borrower.

         Notwithstanding anything to the contrary contained in this Note or any other agreement, document or instrument evidencing the indebtedness evidenced by this Note, this Note and the indebtedness evidenced hereby shall be subordinate in right of payment and otherwise to all amounts due under the Loan Agreement, in accordance with the terms of that certain Subordination Agreement entered into by Bank, Borrower and Lender on or about the date of execution of the Loan Agreement.

         Executed as of the date first written above.

                                  BORROWER:

                                  DECORIZE, INC.
                                  a Delaware corporation


                                  By:
                                       -----------------------------------------
                                       Steve Crowder
                                  Its: President and Chief Executive Officer


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